Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Doug Guarino, Director of Corporate Relations 781 647-3900
Chris Lindop, Chief Financial Officer 781 314-4097

Inverness Medical Innovations Agrees to Sell 4,000,000
Shares of Common Stock
Monday, August 1, 2005

Waltham, Massachusetts — Inverness Medical Innovations, Inc. (AMEX: IMA) announced today that it has entered into definitive agreements with funds affiliated with 3 accredited institutional investors to sell 4,000,000 shares of its common stock in a private placement at $23.76 per share. Inverness intends to use the proceeds to repay indebtedness under its senior credit facility and for general corporate purposes.  The transaction is expected to close this week.

The shares being sold have not been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

Inverness Medical Innovations is a leading global developer of in vitro diagnostic products and is presently exploring new opportunities for its lateral flow immunoassay and other proprietary technologies in a variety of professional diagnostic and consumer-oriented applications, including immuno- diagnostics with a focus on cardiology, infectious disease and women’s health. Inverness’ new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. Inverness is headquartered in Waltham, Massachusetts.